Exhibit 99

        [LOGO]  LANDAMERICA
                Financial Group, Inc.


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101 Gateway Centre Parkway o Richmond, Virginia 23235 o Telephone 804-267-8000 o
                Fax 804-267-8850 o Website: http://www.landam.com
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FOR IMMEDIATE RELEASE                          CONTACT:
September 15, 1999                             H. Randolph Farmer - 804-267-8120


      LandAmerica Financial Group, Inc. Elects New Chief Financial Officer

     LandAmerica Financial Group, Inc., (NYSE:LFG), headquartered in Richmond, Virginia, announces the election of G. William Evans to the position of executive vice-president and chief financial officer of the company effective immediately. Evans replaces Jeffrey A. Tischler who has left the company to pursue other interests. Evans had served as executive vice-president - information technology of LandAmerica since February 27, 1998 and was vice-president and treasurer of the company from October 1991 to February 1998.

     Charles H. Foster, Jr., chairman and chief executive officer, said, "Jeff Tischler has been a key member of executive management since joining us in February 1998. His many contributions have included playing an important role in our highly successful 1998 public offering, assisting in the efficient integration of Commonwealth Land Title Insurance Company and Transnation Title Insurance Company into the LandAmerica family of companies, and effectively dealing with rating agencies to garner favorable financial strength ratings for our insurance companies. We wish him well in his future endeavors."

     Foster also commented, "For many years Bill Evans has played a major role in several important areas, including the company's business planning, its public stock offerings and finance transactions, its development of advanced information technology systems and its growth through acquisitions such as the 1998 acquisition of Commonwealth Land Title Insurance Company and Transnation Title Insurance Company. With Bill's prior experience as the company's principal financial officer and the talented management team that we have in place, we are confident in our ability to execute the company's financial and strategic objectives."

     LandAmerica Financial Group, Inc. is a premier provider of title insurance and a broad range of real estate-related services. LandAmerica, through its subsidiaries Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation and Transnation Title Insurance Company, services its residential and commercial customers with more than 600 offices throughout the United States, Canada and the Caribbean.

     The company cautions readers that the statements contained herein regarding the company's future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.